Exhibit 99.1

For Immediate Release
Thursday, October 27, 2005
Press Release


                          FNB CORPORATION REPORTS
                   RECORD 31.6 PERCENT EARNINGS INCREASE


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), announced today record quarterly earnings. FNB Corporation ("FNB," the "Corporation") is the parent company of First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A.

The Corporation's earnings for the third quarter of 2005 were a record $4,880,000, 31.6 percent greater than the $3,707,000 reported in the third quarter of 2004. Basic earnings per share increased 31.4 percent, from $.51 in the third quarter of 2004 to $.67 in the third quarter of 2005.

FNB has reported record earnings for each of the first three quarters of 2005. The increase in third quarter earnings was due to higher net interest income, a lower provision for loan loss, and higher earnings in the secondary market mortgage line of business.

Net interest income rose primarily due to growth in loans and deposits and increases in the prime rate. The net interest margin improved from 3.85 percent to 3.95 percent. Loans and deposits grew 5.6 percent and 6.8 percent, respectively. Total assets increased 4.6 percent to $1,458,000,000 at September 30, 2005. Secondary market mortgage volume increased 63 percent in the third quarter of 2005 from the third quarter of 2004.

Year-to-date September 30, 2005 earnings were $12,942,000, up 22.8 percent or $2,399,000 from the $10,543,000 reported in the first nine months of 2004. Basic earnings per share increased 21.9 percent, from $1.46 to $1.78 from the first nine months of 2004 to the first nine months of 2005. This increase was due principally to higher net interest income; a lower provision; earnings improvement in fee generating lines of business such as insurance, secondary market mortgage, and investment sales; and a $524,000 gain from an exchange of real estate related to the relocation of the Forest branch of Bedford Federal Savings Bank.

The provision for loan loss was lower due in part to lower net charge-offs. Net charge-offs declined from $1,264,000 for the first nine months of 2004 to $615,000 for the first nine months of 2005. Net charge-offs to average year-to-date loans declined from .16 percent to .07 percent for the same period.

The non-performing asset ratio was up from .46 percent at September 30, 2004 to .63 percent at September 30, 2005. This was due to two large credits. These loans are well secured, and no material losses are expected.

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"We are proud to announce three consecutive quarters of record earnings,"
stated Heath. "We have achieved this through across-the-board improvement in all of FNB's major business lines, and we have several initiatives in process to help us continue this positive momentum.

"The most immediate is a "branding" initiative to promote FNB in a consistent manner in all the markets we serve. This should help position us as one of the largest community banks in the Commonwealth.

"Our branching initiative is also on track, and we are in the process of prioritizing several potential new sites. We remain committed to expanding FNB's presence in contiguous markets that exhibit strong growth potential."

Details of the Corporation's financial performance follow.

The Board of Directors of FNB Corporation approved today the payment on November 25, 2005 of a quarterly cash dividend in the amount of $.20 per share to stockholders of record on November 14, 2005. The payment equates to an annual yield to shareholders of approximately 2.9 percent, based on the stock's recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.4 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A., the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758

Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; and (6) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.
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
FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Quarter Ended September 30
  Net income                    $     4,880 $    3,707      1,173       31.6
  Net interest income                13,103     12,101      1,002        8.3
  Net interest income (FTE)(1)       13,167     12,201        966        7.9
  Securities gains (losses), net          -          9         (9)       NM
  Noninterest income excluding
   securities gains (losses)          4,191      3,561        630       17.7
  Noninterest expense                 9,635      9,114        521        5.7
  Provision for loan losses             466        753       (287)     (38.1)

Per Share Data
  EPS basic                     $      0.67 $     0.51       0.16       31.4
  EPS fully diluted                    0.66       0.51       0.15       29.4
  Dividends declared                   0.20       0.19       0.01        5.3
  Book value                          21.66      20.40       1.26        6.2
Weighted average shares
 outstanding basic                    7,305      7,263         42        0.6
Weighted average shares
 outstanding fully diluted            7,365      7,323         42        0.6
Shares outstanding quarter
 end (net of unearned)                7,312      7,269         43        0.6

Financial Ratios
  Return on average assets             1.34 %     1.07 %
  Return on average share-
   holders' equity                    12.53      10.24
  Net interest margin (1)              3.95       3.85
  Equity to assets                    10.87      10.64
  Allowance for loan losses
   to loans, net of unearned
   income                              1.25       1.20

Selected Balances at September 30
  Total assets                  $ 1,457,653 $1,394,175     63,478        4.6
  Loans, net of unearned
   income                         1,147,332  1,086,535     60,797        5.6
  Allowance for loan losses          14,388     13,031      1,357       10.4
  Securities                        163,643    158,336      5,307        3.4
  Deposits                        1,193,296  1,117,080     76,216        6.8
  Other interest-bearing funds       98,966    122,936    (23,970)     (19.5)
  Shareholders' equity              158,400    148,288     10,112        6.8

Nine Months Ended September 30
  Net income                    $    12,942 $   10,543      2,399       22.8
  EPS basic                            1.78       1.46       0.32       21.9
  EPS fully diluted                    1.76       1.44       0.32       22.2
  Dividends declared per share         0.58       0.55       0.03        5.5
  Weighted average shares
   outstanding basic                  7,287      7,246         41        0.6
  Weighted average shares
   outstanding fully diluted          7,344      7,316         28        0.4
  Return on average assets             1.21 %     1.03 %     0.18        NM
  Return on average share-
   holders' equity                    11.29       9.77       1.52        NM
  Net interest margin (1)              3.91       3.85       0.06        NM

Asset Quality                                 % of Loans           % of Loans
                                       2005      & ORE      2004      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  5,359       0.47  $  3,077       0.28
  Other real estate                     797       0.07     1,057       0.10
  Loans past due 90 days
   or more                            1,051       0.09       888       0.08
  Total nonperforming assets       $  7,207       0.63  $  5,022       0.46


Net charge off ratio                   0.07%                0.16%

(1) Fully taxable equivalent
NM - Not meaningful
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
FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Alternative Performance Measures
for Quarter Ended September 30 (2)
  Net income                     $    4,880 $    3,707      1,173       31.6
  Plus amortization of core
   deposit intangibles                  307        346        (39)     (11.3)
  Equals cash basis operating
   earnings (2)                       5,187      4,053      1,134       28.0
  QTD average assets              1,453,433  1,388,100     65,333        4.7
  Less QTD intangible assets         47,383     48,443     (1,060)      (2.2)
  Equals QTD average tangible
   assets (2)                     1,406,050  1,339,657     66,393        5.0
  QTD average equity                155,767    144,800     10,967        7.6
  Less intangible assets equals
   QTD average tangible
   equity (2)                       108,384     96,357     12,027       12.5
  Cash basis EPS (2)                   0.71       0.56       0.15       26.8
  Cash basis EPS fully
   diluted (2)                         0.70       0.55       0.15       27.3
  Cash basis return on average
   tangible assets (2)                 1.48 %     1.21 %     0.27       22.0
  Cash basis return on average
   tangible equity (2)                19.14      16.82       2.32       13.8

Alternative Performance Measures
for Nine Months Ended September 30 (2)
  Net income                    $    12,942 $   10,543      2,399       22.8
  Plus amortization of core
   deposit intangibles                  919      1,040       (121)     (11.6)
  Equals cash basis operating
   earnings (2)                      13,861     11,583      2,278       19.7
  YTD average assets              1,426,324  1,363,589     62,735        4.6
  Less YTD intangible assets         47,541     48,792     (1,251)      (2.6)
  Equals YTD average tangible
   assets (2)                     1,378,783  1,314,797     63,986        4.9
  YTD average equity                152,842    143,810      9,032        6.3
  Less intangible assets equals
   YTD average tangible
   equity (2)                       105,301     95,018     10,283       10.8
  Cash basis EPS (2)                   1.90       1.60       0.30       18.8
  Cash basis EPS fully diluted (2)     1.89       1.58       0.31       19.6
  Cash basis return on average
   tangible assets (2)                 1.34%      1.18%      0.16       13.6
  Cash basis return on average
   tangible equity (2)                17.55      16.25       1.30        8.0

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.
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